EXHIBIT 99.1



                Contact:  Douglas Sayles           Jonathan Fassberg (investors)
                          Director                 The Trout Group
                          Corporate Communications (212) 477-9007 x16
                          Biopure Corporation      Brad Miles (media)
                          (617) 234-6826           BMC Communications
                          IR@biopure.com           (212) 477-9007 x17

                              FOR IMMEDIATE RELEASE



BIOPURE UPDATES REGULATORY AND MANUFACTURING PLANS FOR COMMERCIALIZING
HEMOPURE(R)



CAMBRIDGE, Mass., December 06, 2001 - Biopure Corporation (Nasdaq: BPUR) today updated investors on its plan to file an electronic Biologic License Application
(eBLA) with the U.S. Food and Drug Administration (FDA) for its oxygen therapeutic Hemopure(R) [hemoglobin glutamer - 250 (bovine)] and discussed its preparations to commercially launch the product in South Africa in 2002.

"We've gone to extraordinary lengths to confirm the quality of our clinical trial data and prepare the various sections of our BLA. The auditing, documenting, analyzing and reporting of the data and other elements of the filing have required an enormous effort from our staff, regulatory counsel and outside contractors," said Biopure Chairman and CEO Carl W. Rausch. "We believe that the data is sound and supportive of an approvable product indication, and we continue to prepare for regulatory review and further public reporting of the Phase III data beginning in early 2002."

In the United States, Biopure is seeking an initial product indication for perioperative use of Hemopure to eliminate or reduce red blood cell transfusions in patients undergoing elective surgery. During the past few months, company representatives have held a series of meetings with the FDA to discuss various sections of the proposed BLA. Recent conversations with the FDA regarding Biopure's plan to increase the production capacity of its Cambridge, Mass. manufacturing plant have led to additional facility and process validation requirements for the BLA filing. As a result, the company is targeting the BLA filing for mid-2002 or possibly sooner depending on ongoing discussions with the FDA regarding its specific requirements.

Biopure intends to submit an interim safety report for the pivotal Phase III clinical trial to the FDA by yearend and is in the process of requesting a meeting with the FDA in early 2002 to confirm the proposed product labeling of Hemopure. Supporting documentation at this meeting will include a presentation of the Phase III safety data.

The company's updated BLA filing plan supports its overall business objectives, which require additional production capacity at its Cambridge facility. Biopure is installing the equipment required to expand the plant's annual capacity to approximately 100,000 Hemopure units and is scheduled to complete the chemistry, manufacturing and controls section of the submission and file the BLA after it has validated the manufacturing process to produce approximately 75,000 Hemopure units per year. Further validation will be conducted after the BLA filing to achieve the 100,000-unit capacity following anticipated FDA approval of Hemopure and the Cambridge plant.

"Ramping up our manufacturing capacity allows us to launch Hemopure in South Africa while we complete the regulatory processes in the U.S., Europe and other markets. It also allows us to develop the product for additional medical applications and meet existing demand for Oxyglobin in the veterinary market," said Mr. Rausch. "We firmly believe this is the best route to increase near-term sales revenues and achieve profitability in 2005."

Biopure will break ground on a large-scale manufacturing facility in February 2002, which is expected to result in a validated, FDA-approved plant in 2004. This new plant will be located in Sumter, S.C. and have an initial production capacity of 500,000 Hemopure units per year, expandable to one million units.



Hemopure Commercialization in South Africa
Biopure plans to sell approximately 10,000 units of Hemopure to its South African marketing partners in 2002 and 30,000 or more units in 2003. Additional unit sales will depend on market demand, Biopure's production capacity, the product's regulatory status in other countries, and its clinical development in other potential applications such as cancer and trauma. The company will continue to limit veterinary sales growth of Oxyglobin until it has established a large-scale production capacity for Hemopure.

In June 2001, Biopure began shipping Hemopure to South Africa for use in a pre-launch medical education program. These educational seminars provide continuing professional development credits and have been well received by more than 100 participating surgeons, anesthesiologists and pathologists from public, private and military hospitals. In April 2001, South Africa's Medicines Control Council granted the world's first regulatory approval of a hemoglobin-based oxygen therapeutic product for human use when it approved Hemopure for use in adult surgery patients to treat acute anemia and eliminate, reduce or delay red blood cell transfusions.

Upcoming Events
On December 12, 2001, Biopure will issue its financial results press release for the fourth fiscal quarter ended October 31st. On January 7, 2002, Mr. Rausch will provide a corporate update at the 20th Annual JPMorgan H&Q Healthcare Conference in San Francisco. On January 27th a poster entitled "A Novel Blood
Substitute: Use of HBOC-201 (Hemopure(R)) to Decrease Need for RBC: Results of Pivotal Trial in Orthopedic Surgery Patients" will be presented at the Society for Critical Care Medicine's 31st Critical Care Congress in San Diego. Additional presentations will be announced as they are confirmed.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for use in adult surgery patients to treat acute anemia and eliminate, reduce or delay red blood cell transfusion. The company is preparing to file a marketing application for Hemopure in the United States, followed by an application in Europe, for perioperative use of the product in patients undergoing elective surgery. The product is also being developed for use in trauma, cancer and ischemic events such as heart attack and stroke. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], the only product of its kind approved by the U.S. FDA and the European Commission, is commercially available in the United States, Germany, France and the United Kingdom for the treatment of anemia in dogs.

Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.


                                      # # #